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                                                                    Exhibit 11.1


            HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

           Computation of Basic and Diluted Earnings (Loss) Per Share

             for the three months ended September 30, 1997 and 1998

The following calculation is submitted in accordance with the Securities Act of 1934:

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

                                                            Three months ended                       Three months ended
                                                            September 30, 1997                       September 30, 1998
                                                     ------------------------------------      ----------------------------------
                                                         Basic              Diluted               Basic             Diluted
                                                     -----------------    ---------------      --------------    ----------------
                                                                   (amounts in thousands, except per share data)
Net income (loss) available to common
     stockholders...........................                    $2,028             $2,028            $(22,082)           $(22,082)
                                                     =================     ==============      ==============    ================

Weighted average number of maximum shares
     outstanding during period..............                     9,149              9,149               9,766               9,766

Weighted average number of maximum shares
     subject to exercise under outstanding
     stock options and warrants, net of
     treasury shares assumed repurchased....                         -                152                   -                   -
                                                     -----------------     --------------      --------------    ----------------

Weighted average number of common shares
     outstanding............................                     9,149              9,301               9,766               9,766
                                                     =================     ==============      ==============    ================

Net earnings (loss) per share...............                     $0.22              $0.22              $(2.26)             $(2.26)
                                                     =================     ==============      ==============    ================
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